Exhibit 99.1

Asure Software Expands its Presence in the Southeast with Acquisition of Associated Data Services

AUSTIN, Texas, October 2, 2017 — Asure Software, Inc. (NASDAQ: ASUR), a leading provider of Human Capital Management (HCM) and workplace management software, has acquired Birmingham, Alabama based Associated Data Services (ADS), a leading regional human resources and payroll services bureau in the Southeast and a current reseller of Asure’s HCM solution, Evolution.

For more than 40 years, ADS has provided payroll and human resources services to small- and medium-size businesses in the greater Birmingham area. Asure will benefit from ADS’s presence in the Southeast and will leverage its proprietary payroll and HCM software technology to grow its market share in the region.

“The acquisition of ADS is consistent with our vision to deliver a unified SaaS-based HCM platform and workplace solutions to support an evolving mobile workforce,” said Asure Software CEO Pat Goepel. “Because ADS is a longstanding reseller of our Evolution HCM solution, this acquisition provides natural customer and technology synergies between our organizations. ADS also allows us to extend our footprint in the Southeast market, a region where we have already successfully benefitted from the small business expertise of other local services to leverage payroll and HR solutions nationally. We look forward to capitalizing on the many attractive opportunities for cross-selling our innovative workforce and workplace software to ADS’s client base, while supplementing our existing organic growth. Perhaps most importantly, however, we expect ADS to be accretive to our overall earnings.”

Jerry Stofel, president of ADS, added: “We are pleased to become a part of the Asure team and have every confidence that our valued clients will continue to receive the same exceptional and highly personalized service they have come to expect over the years. Asure’s track record and payroll-specific HCM expertise will provide ADS clients and the broader regional payroll community greater opportunities to benefit from Asure’s proven HCM platform and workplace solutions.”

ADS clients will now also benefit from the workforce and workplace management services and support of a larger organization. With its full suite of products, including HCM software, Time & Labor Management and its Agile Workplace solution, Asure is committed to helping clients optimize their people and their resources.

About Asure Software
Asure Software, Inc. (NASDAQ: ASUR), headquartered in Austin, Texas, offers intuitive and innovative solutions designed to help organizations of all sizes and complexities build companies of the future. The company’s cloud platforms enable more than 80,000 clients worldwide to better manage their people and space in a mobile, digital, multi-generational, and global workplace. Asure Software’s offerings include a fully-integrated HCM platform, flexible benefits and compliance administration, HR consulting, and time and labor management as well as a full suite of workspace management solutions for conference room scheduling, desk sharing programs, and real estate optimization. For more information, visit us at www.asuresoftware.com.

Contact Information
Stacy Zellner, Director of Marketing
Telephone: 888-323-8835 x 3111
E-mail: szellner@asuresoftware.com

Investor Relations
Matt Glover and Najim Mostamand, CFA
Liolios Group, Inc.
Telephone: 949-574-3860
E-mail: ASUR@liolios.com